Exhibit 99.1

COST PLUS, INC. REPORTS FOURTH QUARTER AND FISCAL 2003 RESULTS AT UPPER

END OF RECENT GUIDANCE; RELEASES INITIAL GUIDANCE FOR 2004 AND REPORTS ON

SHARE REPURCHASE PROGRAM

Oakland, CA – March 18, 2004 – Cost Plus, Inc. (NASDAQ-CPWM) announced results for its fourth quarter and fiscal year ended January 31, 2004 that were at the upper end of recent guidance and released initial guidance for its fiscal year ending January 29, 2005.

For the fourth quarter, net income was $26.7 million, or $1.18 per diluted share compared to $25.3 million or $1.14 per diluted share for the fourth quarter of 2002. Included in fiscal 2002 fourth quarter net earnings are tax credits and professional fees associated with an employment and capital investment study. Of the additional net income recognized in the fiscal 2002 fourth quarter, $1.8 million or $0.08 per diluted share relates to prior years. Net income for fiscal 2003 increased 16.2% to $33.0 million, or $1.48 per diluted share, compared to net income of $28.4 million, or $1.28 per diluted share in the prior fiscal year.

During the fourth quarter, net sales increased 15.9% to $312.6 million from $269.7 million last year. Same store sales for the quarter increased 3.1% on top of a 2.0% increase in the prior year. For the full year, net sales were $801.6 million, a 15.8% increase from the prior year, with same store sales increasing 2.7% compared to 5.6% in fiscal 2002.

During February 2004, the Company completed the repurchase of 110,000 shares of common stock for approximately $4.1 million, under a 500,000 share repurchase program. The program does not require the Company to repurchase shares and the program can be discontinued at any time.

According to Murray Dashe, Chairman, CEO and President, “Thus far in the first quarter we have been encouraged by the pace and composition of our business and the balance of consumables to home furnishing sales is as we would expect at this time of year. A majority of our spring merchandise offering is in our stores and we anticipate a strong spring selling season.”

For the year, the Company estimates earnings per diluted share of $1.78, a 20.3% increase over the $1.48 per share generated in fiscal 2003. The Company plans a same store sales increase of approximately 4% for the year, reflecting an overall economic climate similar to that of fiscal 2003.

In the fourth quarter, the Company opened ten new stores, one each in: Corona, CA; Charleston, SC; Corpus Christi, TX; Modesto, CA; Antioch, CA; Fairfield, CA; Kansas City, MO; Grand Rapids, MI; and two stores in Jacksonville, FL. One store, Modesto, closed during the quarter with the opening of its replacement. Thus far in the first quarter, the Company has opened four new stores, one each in Durham, NC; Lafayette, LA; Shiloh, IL (St. Louis); and Birmingham, AL.

The Company’s net income guidance is at $3.3 million or $0.14 per diluted share for the first fiscal quarter compared to net income of $2.6 million or $0.12 per diluted share for the prior year first quarter. This estimate is predicated on the following major assumptions:

•	The Company will open eight new stores vs. six new stores in the prior year.

•	Same store sales growth at approximately 4.0% vs. 3.0% in the prior year.

•	Total sales will grow to approximately $188.0 million vs. $159.2 million in the prior year.

•	Gross profit rate at approximately 34.2%, the same as last year.

•	SG&A rate at approximately 30.2% vs. 30.5% in the prior year.

•	Store pre-opening expense at $1.5 million vs. $1.1 million in the prior year, reflecting two more stores opened in the first quarter of fiscal 2004.

•	Interest expense at $0.8 million vs. $0.7 million in the prior year.

•	Effective tax rate at 38% vs. 37% in the prior year.

•	A weighted average share count for the quarter estimated at 22,878,000 vs. 21,731,000 for the prior year first quarter. The estimate for fiscal 2004 does not include any additional repurchase of stock beyond the 110,000 shares purchased in February.

The Company’s net income guidance for the fiscal year is $41.2 million or $1.78 per diluted share compared to net income of $33.0 million or $1.48 per diluted share for the prior year. This estimate is predicated on the following major assumptions:

•	The Company will open a net of 33 new stores vs. 29 in the prior year.

•	Same store sales growth of approximately 4.0% vs. 2.7% in the prior year.

•	Total sales will grow approximately 17.9% to $944.7 million vs. $801.6 million in the prior year.

•	Gross profit rate at approximately 35.2% vs. 34.9% in the prior year.

•	SG&A rate at approximately 27.0% vs. 27.4% in the prior year.

•	Store pre-opening expense at $6.7 million vs. $5.7 million in the prior year, reflecting three more stores opened in fiscal 2004 vs. fiscal 2003.

•	Interest expense at $3.7 million vs. $3.3 million in the prior year.

•	Effective tax rate at 38% vs. 36% in the prior year.

•	A weighted average share count for the fiscal year estimated at 23,082,000 vs. 22,349,000 for the prior year. The estimate for fiscal 2004 does not include any additional repurchase of stock beyond the 110,000 shares purchased in February.

The Company’s fourth quarter earnings conference call will be today, March 18, 2004 at 8:00 a.m. PST. It will be in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. Phone numbers for the call are (415) 904-7340 or (212) 676-5271. Callers are advised to dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21183866 from 10:00 a.m. on March 18th to 10:00 a.m. on March 19th PST. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.companyboardroom.com and www.costplusworldmarket.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of January 31, 2004, the Company operated 204 stores in 26 states compared to 175 stores in 23 states as of February 1, 2003.

The above statements relating to the future financial results, operating margins, same store sales increases, operating costs, share repurchases and store openings are “forward-looking statements” which are based on current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: terrorist activities and our nation’s response thereto, unseasonable weather, general economic conditions, changes in fuel costs, changes in transportation rates, fluctuations in the price of the US dollar vs. foreign currencies, delays in the flow of merchandise, the timing and level of markdowns, litigation, claims and assessments, changes in insurance costs, changes in the Company’s stock price, new store construction delays, changes in interest rates, the availability of acceptable new store locations, competitive factors and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended January 31, 2004		Fourth Quarter Ended February 1, 2003
Net sales	$312,569	100.0%	$269,727	100.0%
Cost of sales and occupancy	199,082	63.7	170,816	63.3
Gross profit	113,487	36.3	98,911	36.7
Selling, general and administrative expenses	69,099	22.1	60,933	22.6
Store preopening expenses	1,902	0.6	1,296	0.5

Income from operations	42,486	13.6	36,682	13.6
Net interest expense	939	0.3	912	0.3

Income before income taxes	41,547	13.3	35,770	13.3
Income taxes	14,853	4.8	10,504	3.9

Net income	$26,694	8.5%	$25,266	9.4%

Net income per share - diluted	$1.18		$1.14

Weighted average shares outstanding-diluted	22,648		22,249

New stores opened	10		6

	Fiscal Year Ended January 31, 2004		Fiscal Year Ended February 1, 2003
Net sales	$801,566	100.0%	$692,301	100.0%
Cost of sales and occupancy	521,760	65.1	450,385	65.1
Gross profit	279,806	34.9	241,916	34.9
Selling, general and administrative expenses	219,247	27.4	192,284	27.7
Store preopening expenses	5,736	0.7	5,378	0.8

Income from operations	54,823	6.8	44,254	6.4
Net interest expense	3,285	0.4	3,452	0.5

Income before income taxes	51,538	6.4	40,802	5.9
Income taxes	18,550	2.3	12,416	1.8

Net income	$32,988	4.1%	$28,386	4.1%

Net income per share - diluted	$1.48		$1.28

Weighted average shares outstanding-diluted	22,349		22,158

New stores opened	31		26

COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	January 31, 2004	February 1, 2003
ASSETS
Current assets:
Cash and cash equivalents	$52,431	$49,707
Short-term investments	8,999	—
Merchandise inventories	210,432	172,388
Other current assets	15,311	18,820

Total current assets	287,173	240,915

Property and equipment, net	123,854	120,900
Goodwill	4,178	4,178
Other assets	6,613	8,666

Total assets	$421,818	$374,659

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$61,008	$58,119
Income taxes payable	11,328	9,478
Accrued compensation	11,774	11,645
Other current liabilities	18,719	20,064

Total current liabilities	102,829	99,306

Capital lease obligations	36,167	37,972
Other long-term obligations	15,893	11,601

Shareholders’ equity:
Common stock	218	215
Additional paid-in capital	148,263	136,542
Retained earnings	118,448	89,023

Total shareholders’ equity	266,929	225,780

Total liabilities and shareholders’ equity	$421,818	$374,659

Contact:

Murray Dashe

(510)893-7300

or

John Luttrell

(510)808-9119

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